Exhibit 99.2

LARGE SCALE BIOLOGY CORPORATION

3rd Quarter 2004 Earnings Release Conference Call

November 3, 2004

2:00 pm PT

Operator:	Good afternoon. My name is Marcy and I will be your conference facilitator today. At this time I would like to welcome everyone to the Large Scale Biology Corporation Third Quarter 2004 Earnings Release conference call hosted by Robert Erwin, Chairman of the Board; Kevin Ryan, President and Chief Executive Officer; Ronald Artale, Chief Operating and Financial Officer; and Dr. Daniel Tusé, Vice President of Business Development.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press Star then the Number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key.

Thank you. Mr. Artale, you may begin your conference.

Ronald Artale:	Thank you. Good afternoon, everyone, and welcome. Before we get started I would like to remind you that during the course of this conference call we may make forward-looking statements that involve risks and uncertainties related to future financial or business performance.

Financial metrics such as estimates of revenues or size and potential of markets for our products are examples of such forward-looking statements. Such statements are based on our current expectations and are subject to uncertainties that may cause actual results to materially differ from projections we make today. Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements. Please refer to our Large Scale Biology recent filings with the SEC including our own Form 10-K, which contain information on the uncertainties and risk factors related to our business under the heading “Factors That May Affect Our Business and Elsewhere.”

Today we issued a press release announcing our Third Quarter 2004 financial results. If you would like to receive a copy of this press release, please call Large Scale Biology at (707) 469-2332. A live webcast of this call and a recorded replay may be accessed through our website at www.lsbc.com.

Now I’ll turn the call over to Kevin Ryan, our CEO and President.

Kevin Ryan:	Thank you, Ron.

On behalf of the entire Large Scale team thank you for taking time to join us on this call. Our recent quarter continued to serve us well in building the business in areas ranging from reduction of expenses and consolidating our efforts in Vacaville and Owensboro to signing an agreement with PerkinElmer Corporation for representation of our Predictive technology in university and research environment.

In addition, the number of discussions moving forward on our product pipeline profile is very energetic. And we expect in the near future to be announcing news regarding that progress.

On the Predictive Diagnostic side we have been well received in the community of cancer research, have 10 serious opportunities before us in partnering our technology with various institutions for the establishment of proper diagnosis of range of cancer from ovarian through prostate. As you may know, the results of our published tests in conjunction with governmental partners and others shows a very high level of specificity and sensitivity rating for our technology.

With the continued success of Predictive we intend to embark upon a separate fundraising for the subsidiary from initiating it immediately. We expect completion based on the interest of our technology at first quarter of 2005. We are well received with our technology against competitive issues.

With that, I’ll turn it back to Ron.

Ronald Artale:	Thank you, Kevin.

Revenues for the Third Quarter were $523,000. These results were as anticipated, less than the same period last year, $1,192,000, with more than all of the comparative difference, $840,000, a result of our exiting the proteomics fee-for-service business at the close of 2003. Adjusting for that, though in absolute terms the year-over-year increase was a modest $171,000 in adjusted terms that represented a 49% increase.

About 40% of the second quarter revenues came from our technology grants with NIST (The National Institute of Standards and Technology), and NIAID (The National Institute of Allergies and Infectious Diseases). And additionally we recorded research revenues from our Growers Research Group agreement; research revenue associated with our collaboration with the University of Louisville — a collaboration to jointly develop and evaluate new therapeutics to prevent and treat diseases caused by human papillomaviruses and licensing revenue. We also received biomanufacturing revenue in conjunction with a protein extraction project for Planet Biotechnology. And finally, we commenced selling research grade non-GMP bulk recombinant aprotinin, which is being processed and packaged for final sale to a reseller. Though recorded revenues for aprotinin were only $13,000 in the quarter, many contacts were made by Sigma-Aldrich. We have supply, about 400 grams on hand to meet orders. Samples are out. Reception is good. But the uptake and the adoption is slower than we’d like it to be. But, positively, the prospects for cell culture grade recombinant aprotinin used in bulk biomanufacturing as opposed to and in addition to research use may be larger than we anticipated; ranging from one to several kilos per user on an annual basis.

Operating costs and expenses for the quarter were $4.7 million, and on a GAAP or actual basis were $819,000 less, 15% less, than the $5.5 million incurred in the Third Quarter of 2003. One comparison I’d call to your attention is the $250,000 increase in General and Administrative costs. In fact, more than all of that difference, about $415,000, is due to the recording of the residual facility costs associated with our former Germantown, Maryland operation as G&A expense in 2004. Previously these costs were allocated to proteomics fee-for-service business in 2003, and they were included in the Development Agreement costs. These costs are real, but in 2005 will be completely offset by sublet income. On a more comparable basis, G&A costs were reduced year-over-year, and on an adjusted basis were actually favorable 11%.

The net loss for the Third Quarter 2004 was $4.2 million or $0.13 a share compared with the net loss in the Third Quarter 2003 of $4.3 million or $0.17 a share. Weighted average common shares outstanding for the quarter were 31.2 million.

Year-to-date September revenues were a little over $1.2 million; on a GAAP basis less than half, or 59% below, compared with last year but on a comparable basis about 42%, $350,000 better. The pro forma adjustment is the exclusion of about $2.1 million in nine-month revenues in 2003 associated with the fee-for-service proteomics projects, namely the toxicoproteomics project with the NIEHS. Most of the revenue this year continued to come from research grants and contracts projects like NIST, and NIAID, and Growers Research, and more recently the University of Louisville John Graham Brown Cancer Center HPV project. But more near-term, building relationships with Schering-Plough, Sigma-Aldrich, and biomanufacturing revenues are beginning to demonstrate the commercial potential for LSBC’s business model.

Nine month 2004 actual operating expenses were $13.8 million compared with $21.2 million last year; a 35% improvement on a GAAP basis. Since 2003 included a number of severance and property impairment charges associated with the Germantown, Maryland Proteomics business, a more comparable pro forma comparison would be $13.8 million in the nine months of ‘04 actual operating expenses versus $18.5 million in 2003, a 25% improvement.

The net loss for nine months ended September 2004 was $12.6 million; $0.42 a share compared with $18.1 million and $0.71 a share for the same 2003 period, a 30% improvement. For further comparison I’d point out that the $12.6 million net loss for the nine months in 2004 was less than half, 51%, of their $25.9 million loss for the same period in 2002.

We ended the Third Quarter with about $3.9 million in cash and equivalents and net utilization of $3.8 million for the three months ended September. And that was up slightly seasonally from the last quarter primarily due to our annual insurance premium payments.

With respect to some of the important business development activities, during the quarter we continued to make progress with the business development efforts to commercialize recombinant aprotinin both for us its proteolytic suppressing non-pharma research applications as well as for cardio bypass surgery. I spoke earlier as to where we are with the non-pharma business. I would characterize our business development efforts for injectable aprotinin, the pharma, as advanced; at a term sheet stage and involving more than one potential pharmaceutical partner and collaborator.

We also made good business development progress in the quarter toward further developing the proprietary animal vaccines with expressed in GENEWARE and broadening our animal health initiatives to include a number of new potential targets. We’re in separate active discussions to potentially licensing our proprietary GRAMMR Genetic Reassortment by Mis-Match Resolution, our gene shuffling technology for agriculture as well as commercial vaccine development applications. This is in addition to the second year extension of our federal earmarked grant with USAMRIID (the U.S. Army Medical Research Institute of Infectious Diseases).

And lastly, we kicked off in the quarter the business development efforts to collaborate in partnership our GENEWARE expressed recombinant human interferon alpha 2a and 2b. As we mentioned in our last conference call, we’ve successfully produced recombinant interferon protein in our plant-virus based biomanufacturing system. And in fact, we’ve added a number of molecular variants that offer quantity, commercial yields, activity, and potency equal to the interferons currently marketed and with clear intellectual property freedom-to-operate.

Finally, circling back to cash and liquidity, two things – as Kevin mentioned, we are in discussions with regard to monetizing in the near-term a significant portion of our Predictive Diagnostic subsidiary investment. And secondly, we indicated in our June Form 10-Q SEC filing that toward mitigating near-term liquidity concerns LSBC was in the process of securing loan financing as part of a broader investment initiative involving our biomanufacturing operations in Owensboro. This process continues, and it hasn’t concluded. But it simply wouldn’t be appropriate to characterize the amounts, or the stage, or the progress on this call.

Thank you. That concludes my formal comments. And before we open the conference call to your questions, Bob Erwin, LSBC’s Chairman, has a few remarks.

Robert Erwin:	Thanks, Ron.

I’d like to make a short observation about LSBC’s commercial and financial prospects. I know most of you are frustrated with how slowly things have been developing. And I’m not going to make any specific projections, but I want to remind you of three facts.

One, LSBC has produced pharmaceutical proteins including aprotinin to extremely high standards and a very competitive cost in a manufacturing facility with the capacity for commercial production. This is a fact, not a promise.

Two, LSBC has produced proprietary vaccines that are clinically effective. This is a fact, not a promise.

Three, with samples tested to date LSBC’s diagnostic subsidiary, Predictive Diagnostics, has attained specificity and selectivity results that are better than current commercial products and better than known competing products in development. This is not a promise; it is a fact.

Yes, a lot of work remains to translate these achievements into profits for shareholders. But I’ll mention one more important fact to keep in mind. LSB shareholders are not the only people aware of the value and importance of these technologies and products. And I’m very optimistic about the negotiations currently underway.

With that I’ll turn it back to Ron.

Ronald Artale:	Thank you.

Marcy, do you want to open the conference call to questions please?

Operator:	At this time I would like to remind everyone in order to ask a question, please press Star then the Number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Please stand by for your first question. Your first question comes from Brian Marshall with MolecularFarming.com.

Brian Marshall:	Hi, Ron, Kevin, Daniel, and Robert.

Ronald Artale,
Robert Erwin,
Kevin Ryan &
Dr. Daniel Tusé:	Hi Brian

Brian Marshall:	You don’t mind if I ask a series of questions the same as I did in the last conference call?

Ronald Artale &
Kevin Ryan	No, not at all.

Brian Marshall:	Right. We started to go more on products than anything else. Have you any sample feedback yet from the interferon that you sent away for testing to the different companies?

Dr. Daniel Tusé:	This is Daniel. I’ll try to answer that, Brian. As you know, interferons are a family of molecules that have protective activity against human viruses…

Brian Marshall:	Yes.

Dr. Daniel Tusé:	…as well as certain types of cancer. And we’ve demonstrated the manufacturing feasibility for both interferon alphas 2a and 2b types, which are the follow-on or equivalents to marketed products called Intron-A and Roferon by Schering and by Roche.

Studies to characterize both of these molecules have been conducted both by us internally as well as by a couple of analytical labs on the outside. We are also developing – this is an important point – looking at the development of variants of these molecules that may be slightly different from the original compositions, but that have a number of unique properties that would give us an opportunity to develop new intellectual property around them based on the new composition and their new uses. These variants can be manufactured by our system with great efficiencies. And some of these variants have a slightly different spectrum of activity and potency for some of the indications we have in mind relative to the naturally occurring interferons. Our interferon manufacturing program, as you know, Brian, I think, is part of a broader effort on interferons that I think bears mentioning. And I really appreciate your question here.

The other half of the coin in addition to just making molecules that are known is an extension of our program with the Department of Defense, which, as Ron mentioned, utilizes a proprietary gene shuffling technology called GRAMMR. And our collaborator in this particular effort is USAMRIID, the U.S. Army Medical Research Institute of Infectious Diseases. And in that program what we do is shuffle genes for Type 1 interferons, send them back to them, and they basically screen for activity against weaponizable viruses of utility here in homeland defense and biowarfare.

We have, of course, interest in areas outside of the DOD area of interest. And we have actually screened for anti-cancer, anti-proliferative activity of some of these variant interferon molecules and already found within a few months of work that we have some substantially improved molecules.

So the bottom line on our interferon program is that we can make follow-on molecules to what’s out there already. But an even more exciting effort has come about recently. Which is to look at these truncations and variants that the plants can make very, very well, seek IP protection around them, and now we’re in the course of verifying their new activities in collaboration with both universities and a couple of companies. It is a little too early to give you a report at this call as to how well they work or how they compare relative to the original innovator molecules. But I can tell you that it’s looking very exciting.

Brian Marshall:	Right. That’s grand.

Well then I suppose, Daniel, you’ll be also the man to ask then about the alpha-gal toxicology testing and whether or not it’s finished yet.

Dr. Daniel Tusé:	Okay. Thanks for the question. The alpha-gal, as you know, we can manufacture extremely pure alpha-galactosidase A as the human gene sequence. And we can project that we can readily make this protein available in commercial levels. It’s an orphan category drug, so not that much is needed. We can manufacture entirely indoors. And we have met all the specifications that would be called for to move forward with the product.

We have produced several lots of this protein under FDA cGMP guidelines to enable GLP toxicology studies to be initiated. These studies got underway in the middle of this August this year, and they’re going to require probably until the end of December for the data to come back to us from an outside analytical lab that’s conducting these studies.

So pending the good results from those studies, hopefully that’ll be the signal to then plot a clinical program forward. But the studies are still continuing as we speak, and it will be another 2, 2- 1/2 months of work before we see the results.

Brian Marshall:	Right. That’s okay.

Well now that I have you on the phone, have the tox or the pharmacokinetics study update from Cincinnati done yet for LAL?

Dr. Daniel Tusé:	For LAL, okay. As you know, for the past several months we’ve been reporting our work with Greg Grabowski at Children’s Hospital in Cincinnati, one of the discoverers of this particular enzyme for treating atherosclerotic plaque non-surgically.

Dr. Grabowski recently sent us an internal six-month report for these investigations. He has been able to show that LSBC’s plant-produced LAL matches the microbially produced enzyme with respect to the enzyme’s specific activity, and uptake, and other parameters. Now the next stage of the work, which will be a lot more interesting after having answered these initial questions, is how well does it work. So we’re going to be embarking on efficacy studies at various dose levels with this protein using in essence a mouse model of human atherosclerotic disease.

We have established manufacturing feasibility. And we can say that we are able to produce the protein with good efficiencies relative to more traditional microbial fermentation processes. So while it’s still a little bit early to completely define this program in terms of what the next steps are, it’s gotten off to a very good start. And all we’ve seen so far is pointing in the right direction, and we are very encouraged by Dr. Grabowski’s results.

Brian Marshall:	Right. Well then now that we’re on mice, the PROGENIMAX mouse studies, how are they progressing?

Dr. Daniel Tusé:	Well we have to – we have a lot of things on the pipeline, Brian, as I think you appreciate. We can’t handle all of them with the same fervor and enthusiasm every week. We would like to, but we’re a little bit people limited here. So what we had to do over the last couple of months is really put the PROGENIMAX stem cell growth factor on hold pending some higher priorities at Schering-Plough, and Planet, and our work with aprotinin with Sigma and so forth because after all these are clients. We plan to restart some of the work in mice and get more definitive profiling of the stem cell factor to look at it more specifically a its spectrum of activity, probably after the first of the year. So that was one of the things we actually were forced to put on hold for looking at higher priorities that had more of a temporal commitment from our side to make sure we don’t fall down on those. So we’ll readdress the program after the first of the year.

Brian Marshall:	Right. Well finally since you’ve mentioned Schering, or finally for now anyway, have you done – or has Schering done the additional challenge studies for PARVOTECH that you were talking about at the last conference call?

Dr. Daniel Tusé:	Indeed. In fact, very good progress has been made on that entire program. We developed – as I think you and maybe some of the other callers know, we’ve developed a prototype vaccine to control parvovirus infection in cats, feline parvovirus. This recombinant vaccine can be manufactured at significant cost savings over the currently marketed killed-virus or attenuated-virus vaccines which are out there, which have – not only are they pricier, but they have a number of unwanted side effects especially for cats. Although, the vaccines could also be applied to puppies and piglets. But cats is a big market because of the toxicity problem.

Schering-Plough is currently in the midst of conducting extensive formulation and protective studies in cats at various doses. They are encouraged by what they see so far. But the studies won’t be done until probably January of this coming year.

Once the results are in and they have a chance to review it, they will have to make an internal decision to go ahead and commercialize the product. There are slightly different standards, which I think we mentioned before, between the U.S. regulatory agencies controlling veterinary health products and the European ones. They want to harmonize the dosing and the adjuvancy and the formulations and all sorts of things. That’s what they’re doing right now is going through a second round of studies to determine one-size fits all basically and then hopefully launch the product next – sorry, make a decision to launch the product beginning early next year. So we’re hopeful that that product will go forward.

I should mention also, Brian, that in addition to the parvovirus concept that LSBC came up with and it’s trying to work with Schering to go ahead and commercialize, Schering-Plough has included two additional animal health targets for us to demonstrate manufacturing feasibility and product quality within a Schering-supported collaborative agreement that we have in place.

While I can’t really disclose what those new targets are, I can say that LSBC delivered purified protein to Schering for all three of these products in such a form that was ready to initiate animal clinical evaluations. And all this was done within three months of project initiation. So I think this kind of deliverable turnaround time bodes very well for our ability to manufacture and deliver purified protein to our clients and partners. And we have a great deal of expectation going forward in the animal vaccine area. So maybe at the next phone call we’ll be able to fill you in on some additional details. But it’s looking actually quite promising so far.

Brian Marshall:	Well, right. Thank you for now. And I’ll hand you back to Marcy because I’ve hogged you all for too long at this stage. Thank you

Dr. Daniel Tusé:	Thank you, Brian.

Kevin Ryan:	Thank you, Brian.

Operator:	Your next question comes from Peter Sugarman, private investor.

Peter Sugarman:	Good evening, gentlemen.

Kevin Ryan:	Good evening, Peter.

Peter Sugarman:	Just a couple of questions for you this evening – I think that we all agreed that the science is fascinating and we’re now getting to a stage where commercial opportunities seems to be opening up. But the nervousness that investors feel is probably directly related to your cash position. And I’d just like you to amplify a little on any backup funding plan. In particular, have there been any conversations with any of the investors from the March pipe as to further issuance or indeed other potential investors, or are you still as confident as you were three months ago that the raising of new equity capital can wait until the market better appreciates the success of the company?

Kevin Ryan:	Peter, this is Kevin. Thank you for the question.

To your first part, no discussions for the pipe equity participants in raising funds through that route right at the moment – we were highly confident on at least a four-prong approach for funds to continue building the great technology we have.

Number one would be the execution against some of the product opportunities and the clients we’re talking with, which, as Ron mentioned in his opening comments, are going very well. The problem, of course, is that big companies operate at their timeframe and not necessarily the quickness that we do. However, Daniel’s work with Schering-Plough Animal Health certainly, I believe, is leading to a bigger proposition going forward with some intriguing elements of exclusivity potentially around our technology.

So the first source would be from closing on what we have as deliverables in the pipeline. During the quarter we’ve had substantial visits to our facility in Owensboro from major companies that frankly comments – I’ll quote one directly – you folks are better than we are downstream, to say nothing about the technology that’s unique to us upstream. So we’ve established ourselves as a credible bricks and mortar company, not just a research development lab, if you will, which has gone a long way to fostering those potential agreements.

The second point, which I think is a strong source, is the arrangement and impact that we hope to have in the State of Kentucky, which we have strong support from Kentucky government in terms of presenting to these companies I talked about in point one a backup plan to be able to build the bricks and mortars that we would be required for an exceptionally large order. In the meantime, loans against what we would be doing can be granted to other sources within the Kentucky government. And we’re pursuing that most vigorously.

The third point would be our revenue base in terms of contracts already signed. We have before the government right now the USAMRIID contract, which short term is multiple millions of dollars, which certainly is terrific free cash, if you will, in the sense of dispensing the obligations to the government.

And the fourth is the Predictive Diagnostics plan, the success of Predictive Diagnostics – and General Manager, John Rakitan, has joined us since the beginning of the call, any questions you have on that – that we believe is highly financeable and have certainly the intention of wrapping up a financing joint venture type agreement by the end of January. And that’s a real possibility. It’s not a pipe dream.

So those four sources give us confidence that we can bridge this cash gap until the closing of a major molecule agreement with one of the people we’re dealing with, which at that point would, on reduced expenses because Predictive expenses would be out, certainly the Maryland comparative year-to-year expenses are down substantially, the signing of one of those agreements gives us the runway for better than a year, and certainly on the strength of that agreement the ability then to look at the equity market..

Peter Sugarman:	That sounds encouraging. I hope that one of these agreements lands on your desk very, very soon.

Kevin Ryan:	Oh absolutely.

Peter Sugarman:	Perhaps you could just segue into Predictive Diagnostics, since you mentioned it at the end. There are really, as far as I can see, three companies in the United States that are at least to some degree direct competitors of Predictive (unintelligible) numbers seem to be superior to those of the competition. And at least as far as ovarian cancer’s concerned, the company – Predictive’s own data seems to be supported by a study publicized by Dr. Petricoin, which I got a hold of from the May Protein Biomarker Conference in Philadelphia.

And that sort of highlights in the sort of rather incongruous point, and that is that the implied value of Predictive seems to be more or less the conservative, say, $15 million, say half the value of LSBC’s market cap, whereas the value of Power 3 which is in many ways sort of the easiest one to compare Predictive to because it’s got no cash to speak of. It’s been doing work on breast cancer, on Alzheimer’s, and also other things that I think Predictive is also interested in. And it’s got a value of $90 million. The value of Proteome Sciences, which I know well because it’s a U.K. company, which is where I’m based, is even higher.

I’d be grateful if you could amplify on the ways in which you’re working to unlock this hidden value of Predictive. Obviously you’ve mentioned a possible financing. But it’d be useful to hear your views or John’s views on partnerships with end users of the product. And perhaps give an update on the publication of peer review data that you’ve mentioned in March, and lastly to discuss the steps you’ve put in place to raise the profile of Predictive with the investing public.

Kevin Ryan:	Right. I think there’s about four questions there, Peter. And forgive me. I didn’t write them down. But let me start in the following manner.

The status of the paper, which is particularly frustrating to us is its missed publication dates, one university reviewing it, and it’s progressing quickly with pressure from I would think all points including Drs. Petricoin and Liotta. So I would not want to see that paper appear at holiday time, so hopefully it’d be post-holiday publication in that prestigious journal where you get a lot more attention to the facts.

In terms of the raising of the profile of the value of Predictive, that’s exactly why we created a subsidiary last year. And they’ve been working diligently to perfect our technology to have the value clearly understood when we went in to the LLC or the joint venture, whatever form it takes. We have employed – which we’ll be announcing, it didn’t make the press, but we do have a investment banker helping us on this. It’s a specialty boutique-type investment banker. And we are putting together the – finalizing the memorandum and the business plan. And to friends in the business that I talk with, they are quite positive about how that’s coming together.

Now in terms of value, if I may, I’d like to use an analogy. Ronald Perelman bought Revlon for $1.8 billion. Subsequently, a division of Revlon that he bought was sold for $1.5 billion, that being National Health Laboratories. National Health Laboratories’ value was suppressed under the original Revlon organization. Being the good banker/entrepreneur that Ronald Perelman is, on the purchase he unleashed the value of that in conjunction with some key Revlon executives and got the $1.5 billion. If, in fact, you had looked at it before, you never would have seen that type value.

The analogy being that tying us to a $15 million market value because it’s a technology spinning out of our current approximately $30 million market cap isn’t really fair in my opinion. Had we this technology bringing it to the investment community with its proven points and growing contact in the marketplace, I think it would be judged fairly separately at higher rates than the $15 million. And that is what frankly we hope to accomplish.

On the free-standing entity I think you’d be measuring it only on its true value in the market within which it competes and comparing it to the competition, as you have done, I think that unleashes that market value that you so accurately have depicted in the competitors.

Your last point…

Peter Sugarman:	Comments on the partnerships with end users of the product and how they’re progressing.

Kevin Ryan:	Yes, I will answer first. And John’s closer to it. But it’s a very impressive reaction to the technology. And we have 14 major projects ranging from HMOs to diagnostic laboratories to major universities underway at the moment. Will we close them all? Absolutely not. But are they all interested at this point? Absolutely. Do they recognize the opportunities of the technology? I’d say without a doubt, or they wouldn’t be investing the time that they are. And what we – they range from lung to prostrate to Barrett’s syndrome, Alzheimer’s. As you know, Wake Forest University at the American Academy of Neurology used our system to have thin, but very impressive data on multiple sclerosis. So the technology is not limited just to cancer, although that’s exactly where we will obviously spend most of our initial time.

In terms of closing a relationship, I expect that we’ll be in the revenue process first quarter, late beginning second quarter of 2005, and that the acceptance will be directly related by test to our results, which so far have been outstanding.

John, do you want to…?

John Rakitan:	Sure. I think just to add a little color to what Kevin has said and things we can talk about, as Kevin mentioned earlier, we’re very pleased to announce our co-marketing relationship with PerkinElmer. And the thing that is outstanding in that relationship is the fact that PerkinElmer after doing considerable due diligence and multiple technology platforms decided to work with Predictive Diagnostics.

We think we’re very happy for that relationship, of course, because of the outstanding platform that PerkinElmer also brings to the table. But to give you more depth, in fact, within a day or so we believe that there’s going to be a link available to a very recent Webinar we did with PerkinElmer where we go into the details of not only the entire platform but also some of the specific technology capabilities of Predictive Diagnostics.

I would urge you all to go to our Website at predictivediagnostics.com. And then within a day or so we’ll have a link to the PerkinElmer Webinar, which will give you a great deal of detail. And I believe there’ll be even some graphics, which will more clearly describe some of the capabilities we have.

Peter Sugarman:	One sort of follow-up question and then I’ll sort of leave the floor to others, but I think most of the tests you’ve done to date – please correct me if I’m wrong – have been retrospective. Where do you see some larger scale perspective studies starting, as some of your competitors are now doing with their own cancer data?

John Rakitan:	Well you’re correct. To date the studies we’ve done are retrospective samples. There’s nothing wrong with retrospective samples, by the way, as long as they’re quality samples. And we believe we certainly had that.

We are, of course, like many companies looking at opportunities to pursue the prospective sample set. And we’re looking at doing that right now. I think Kevin may have mentioned that earlier.

Kevin Ryan:	Yeah, we’re in a stage, Peter, with a major client relationship where we certainly have met the requirements of the IRB, and it’s been forwarded up through their legal people for execution of the agreement.

Peter Sugarman:	Great. That’s wonderful news. Thank you very much indeed, gentlemen.

Operator:	Again I would like to remind everyone in order to ask a question please press Star then the Number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your next question comes from Steve Lory, private investor.

Steve Lory:	Hello.

Kevin Ryan:	Hey, Steve.

Steve Lory:	I have a few questions. The first question is on the Parvotech product. I’ve heard so far what you guys talked about. I’m interested as to when you feel the earliest time is that that actually could be commercialized either in Europe or here.

Dr. Daniel Tusé:	It’s hard to say. We assume that, if the current round of tests are all positive, that a regulatory package will be put together and so forth to file I believe coordinately with both European and U.S. agencies. I can’t really even project that I’m going to be speaking for our potential partner. This is a project that’s still in the feasibility stage, and no final decision has been made by Schering-Plough to proceed. But normally you can get products approved from the stage we are today within a two-year timeframe to launch the product.

Steve Lory:	Okay. So that could be up to two years from now?

Dr. Daniel Tusé:	Yes, that’s on the outside. I think it could be done – if it were for larger herds or food animals, I think the number of tests would be probably much more involved. But cats being companion animals, as they’re called, I think the test could be done probably within two years at the outside I would guess.

Steve Lory:	Okay. Then on the aprotinin, I think I heard Mr. Artale talk about in a prior conference call that you guys were trying to get a grip on the size of the research market for that product. I don’t know if you’ve got any information on that yet. But I’m wondering if you have any idea about perspective sales. I’ve heard good things about that product. But I’m wondering if you have any idea out there on what perspective sales are?

Dr. Daniel Tusé:	Yeah, there’s a number of aprotinins on sale now all derived from bovine tissue sources, which is really the pressure to move away from animal derived products. And that’s why we have the leg up on the competition because we do have a cost-effectively produced recombinant molecule. And the molecule is used in a number of ways. You use it to stop protein breakdown in a number of small assays and, you know, R&D type situations at the bench top universities, commercial centers, and so forth.

I could say that collectively Sigma-Aldrich who is our current distributor as well as companies like Sigma that sell bovine-derived aprotinins, their client or customer list numbers in the hundreds that use aprotinin. Now while most of those hundreds of clients or customers are in the R&D market, I would think that there’s up to a dozen companies that use bulk aprotinin as a pure pharmaceutical or intermediate manufacturing aid. And it is those multi kilos per year that those particular clients will use that produces for LSBC the greatest opportunity.

There is a period of time during which, if you have an established manufacturing process, you can’t just pull the plug on one source of material and switch to another. You have to go through a number of months of validation in essence qualifying your vendors, doing a number of studies that compare what you’re using now because you’re familiar with it, you have a cost structure in your process and so forth, and switching over to a new ingredient or manufacturing aid. That’ll take some time to accomplish. But Sigma already has had a number of these companies buying small samples from them of our material so that they can do those internal comparisons. And of course, if it meets their specifications and so forth, the goal for both Sigma and LSBC is that they would switch over from the animal source material to our recombinant product. And now we’re talking maybe multiple kilos per year for every one of those biomanufacturing clients in addition to an expanding market in R&D simply because people like to use one material that can go from R&D all the way to manufacturing without having to change, you know, the quality of the specs of the material.

So it’s going to be a little bit longer ramp up than we would like. But I think that it is not out of the question to have maybe a number of kilos, 10, 12 kilos per year, in the foreseeable future materialize for us maybe by the end of 2005.

Steve Lory:	I think at one point you guys estimated the research market – and this was like in a prior conference call – at $20 million. Is that still – because that was the number mentioned as the size of the research market. And then, you know, the last call I think that you guys were, you know, looking at that again. Is that still a realistic number?

Ronald Artale:	It is realistic, Steve. If we include both the research and biomanufacturing bioprocessing application for recombinant aprotinin.

Steve Lory:	And I just have a couple of others. On the PDI, on monetizing that, it sounds – I assume I think lack of clarity is an issue with the equity market on the stock price here. On your thoughts about monetizing that PDI, it sounds like you’re considering spinning that out as a separate company. I don’t know if that’s the case. And if it is, then are you considering it would be publicly traded?

Kevin Ryan:	Well, Steve, in my comments I had mentioned forming a joint venture LLC step would be the approach. And eventually success certainly I would think is a public market opportunity.

Steve Lory:	And what kind of timeframe are you guys looking at to reach some type of agreement on that that would bring some money into the company?

Kevin Ryan:	By the end of January.

Steve Lory:	And then on the current – let me ask you real quick on the vaccine issue, the company’s ability to rapidly produce vaccines – and, of course, this current issue is now pointed by the media about the flu vaccine this year – are you guys pursuing anything with regard to that?

Dr. Daniel Tusé:	We are a long way away from being able to launch a flu vaccine. But on the other hand because of the recent problems in traditional manufacturing methods based on eggs, there’s a number of groups out there trying to come up with cell culture-based methods. We still think we have some advantages over those. And we have already initiated some discussions with those major vaccine companies to explore our alternative biomanufacturing format.

I think that the great progress we’ve made in the animal health area will probably pave the way in terms of confidence building with the pharma side of some of the same companies we’re dealing with in the animal health area including Schering and companies that play in that space. So there are a number of new antigens and epitopes for flu that people are discussing with us. And our ability to make them recombinantly very quickly and to the purity to match current vaccines and to keep moving so quickly that, when a new strain is identified, we can do a quick turnaround and manufacture without involving animal cell cultures or eggs, I think that there’s some opportunities there.

It’s a little bit early. We haven’t really explored that program prior to this year. But now a number of companies are coming to us for exploring maybe a different way of looking at the whole vaccine field. And we’re tickled pink to actually be part of those discussions. So in the next few months we should be able to identify those opportunities a little bit more clearly.

Steve Lory:	And then I think that Mr. Ryan mentioned the federal…

Kevin Ryan:	USAMRIID.

Steve Lory:	Yes, exactly. And I think, sir, you mentioned the potential revenues out of that. I’m wondering if you could just clarify that more clearly what those revenues could be and what the timeframe is.

Kevin Ryan:	Well it’s a ’05 project. And you’d be comfortable at the $2 million project for ’05 numbers.

Steve Lory:	And then lastly on your financing situation, it sounds like you’re considering bond financing or perhaps just a straight loan just based on the raw numbers. And obviously this is something that’s hanging over the stock is the cash situation. When do you guys expect to have some financing in place?

Kevin Ryan:	Well that would be a financing – it depends upon the source. We signed an agreement on one of the major companies we’re dealing with. That’s the minute it happens type thing. And we would expect that hopes of a fourth quarter signing is still possible. But with all the activity that goes on around the holiday I would say in that case it would be early first quarter.

In terms of a loan financing that would be end of fourth quarter.

Steve Lory:	Okay. All right. Well thank you for your time, and good luck with all these projects.

Kevin Ryan:	Thanks, Steve.

Ronald Artale:	Thanks.

Operator:	Your next question comes from Brian Marshall with MolecularFarming.com.

Brian Marshall:	Right, guys, I want to come back with a few quick questions because I know that the conference call will be running up against its time limit. First of all, is there any sign on the horizon of any royalty revenues coming in from any of these new seed varieties that Dow are currently launching?

Kevin Ryan:	Don’t think so.

Brian Marshall:	Right. Separate question then – any follow-up from Planet? I know you’ve manufactured the CaroRx for their clinical trials. Any follow-up as to maybe a second contract for any of their other products?

Dr. Daniel Tusé:	We are in discussion about other opportunities as we speak.

Brian Marshall:	Right. And just lastly, do you intend sending anyone to the Conference on Plant-Made Pharmaceuticals in Montreal in January?

Dr. Daniel Tusé:	It’s a lovely time to visit Montreal by the way. Yes, LSBC is actually cosponsoring that conference. And we’re going to have two or three speakers, yours truly included, talking about our platform, how much we’ve done with it, and to summarize our progress on all our products in our pipeline.

Brian Marshall:	Right. So there should be good publicity, and website-repeatable publicity comes out of that.

Dr. Daniel Tusé:	Yes, we’re looking forward to it.

Brian Marshall:	Right. And I also presume that, if the peer review gets published, that you’ll be sticking that on your website immediately.

Ronald Artale:	Are you referring to…?

Dr. Daniel Tusé:	PDI?

Brian Marshall:	The medical journal.

Ronald Artale:	Predictive?

Brian Marshall:	Yes, that once the medical journals peer review is published it, you’d be able to stick it on your website too.

Ronald Artale:	Yes.

Dr. Daniel Tusé:	Yes.

Brian Marshall:	Right. That’s all the questions I have for you, gentlemen. Thank you.

Ronald Artale, Kevin Ryan & Dr. Daniel Tusé:	Thank you, Brian.

Operator:	There are no further questions at this time.

Kevin Ryan:	Thank you very much for your time and interest in Large Scale. As you’re very aware, we have redirected the company into a product view versus a technology platform view. It takes time. People have done a marvelous job in presenting in orderly fashion the product opportunities. We have a plethora of discussions going on, which indicates to me that our work is valuable and recognized. And we will be achieving partnerships in both the area of molecules and in the area of our Predictive Diagnostics. Thank you very much.

Operator:	This concludes today’s Large Scale Biology Corporation Third Quarter 2004 Earnings Release conference call. You may now disconnect.

END

In this transcript, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our ability to obtain additional capital to fund our ongoing operations, our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC ‘s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.